PROSPECTUS SUPPLEMENT	FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED JUNE 3, 2010)	REGISTRATION NO. 333-163970

$100,000,000

MINISTRY PARTNERS INVESTMENT COMPANY, LLC
CLASS A PROMISSORY NOTES
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This prospectus supplement relates to the sale by MINISTRY PARTNERS INVESTMENT COMPANY, LLC of its Class A Notes.

This prospectus supplement should be read in conjunction with the prospectus dated June 3, 2010, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms and conditions of the Offering and the Class A Notes are set forth in the prospectus.

The purpose of this supplement is to correct and clarify the maturity of the obligations applicable to the Swap Index applied to Flex Notes.

MATURITY OF OBLIGATION USED IN DETERMINING
SWAP INDEX APPLICABLE TO THE FLEX NOTES

The Answer in the fifth Q & A under the section “Frequently Asked Questions About the Notes” on page 1 of the prospectus correctly states that the “Swap Index for 48-month obligations . . .” is used in determining the interest rate we pay on the Flex Notes. The Answer in the next following Q & A on page 2 of the prospectus should state that the Swap Index applicable to Flex Notes is based on 48-month obligations rather than on 84-month obligations, as is presently referenced.

DESCRIPTION OF SWAP INDEX

The description of the Swap Index under the heading “The Indexes – The Swap Index” at page 25 of the prospectus should include the statement that: “The Swap Index applied to the Flex Notes is the reported Swap Index for 48-month obligations.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus supplement is August 16, 2010.